Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Aaron’s Company, Inc. Amended and Restated 2020 Equity and Incentive Plan of our reports dated February 29, 2024, with respect to the consolidated financial statements of The Aaron’s Company, Inc. and the effectiveness of internal control over financial reporting of The Aaron’s Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
May 16, 2024